Exhibit 99.01

Golfsmith Announces First Quarter 2010 Earnings Results

AUSTIN, May 5, 2010 — Golfsmith International Holdings, Inc., (NASDAQ: GOLF) today announced financial results for the first quarter fiscal 2010 ended April 3, 2010.

First Quarter Highlights:

•                  Net revenues were $67.6 million for the first quarter of fiscal 2010 as compared to net revenues of $68.8 million for the first quarter of fiscal 2009. Net revenues reflect a 1.0 percent decrease in comparable store sales and a 13.5 percent decrease in net revenues from the direct-to-consumer channel.

•                  Operating loss totaled $5.3 million for the first quarter of fiscal 2010 compared to a loss of $5.4 million for the first quarter of fiscal 2009. In last year’s first quarter, the Company recorded a $0.5 million non-recurring charge, or $0.03 per diluted share, related to severance associated with organizational changes.

•                  Net loss for the first quarter of fiscal 2010 totaled $4.8 million, or a net loss per diluted share of $0.30. This compares to a net loss of $5.1 million or a net loss per diluted share of $0.32 for the first quarter of fiscal 2009.

•                  As of April 3, 2010, the Company had $42.8 million of outstanding borrowings under its credit facility and borrowing availability of $24.5 million. This compares to $45.2 million of outstanding borrowings under its credit facility, and $16.4 million of borrowing availability at April 4, 2009.  Average store inventory declined 3.5% at April 3, 2010 as compared to April 4, 2009.

Martin Hanaka, Chairman and Chief Executive Officer, commented, “The first quarter of 2010 was a challenging period in the golf industry. Cold and wet weather conditions contributed to a 12.4 percent decline in rounds played compared to last year, and this resulted in softer product demand than had been anticipated.  However, we are encouraged by improved selling trends that we experienced in March and April in response to new product technology and successful marketing efforts. In addition, we believe that we are benefitting from the pent-up demand that we had been expecting to see this year.”  Mr. Hanaka continued, “We continue to maintain careful control over our inventory levels and align operational expenses with demand.”

Conference Call Information:

The company will host a conference call today, May 5th at 9:00 a.m. (eastern time) to discuss the first quarter fiscal 2010 financial results. The call will be simulcast over the Internet at https://investors.golfsmith.com. A replay will be available for 30 days after the call at the aforementioned website. Telephone replays can be accessed for one month following the call by dialing 888-203-1112 (U.S.) or 719-457-0820 (international) and entering passcode 4387234.

About Golfsmith

Golfsmith International Holdings, Inc., (NASDAQ: GOLF) is a 40-year-old specialty retailer of golf and tennis equipment, apparel and accessories. The company operates as an integrated multi-channel retailer, offering its guests the convenience of shopping in more than 70 stores across the United States, through its Internet site at www.golfsmith.com and from its assortment of catalogs. Golfsmith offers an extensive product selection that features premier branded merchandise, as well as its proprietary products, clubmaking components and pre-owned clubs.

Cautionary Language

This press release contains forward-looking statements within the meaning of the federal securities laws. Statements that are not historical facts, including statements about the company’s beliefs and expectations, are forward-looking statements. Forward-looking statements include statements preceded by, followed by or that include the words “may,” “could,” “would,” “should,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project,” “intend,” or similar expressions. Forward-looking statements are not guarantees of performance. These statements are based on management’s beliefs and assumptions, which in turn are based in part on currently available information and in part on management’s estimates and projections of future events and conditions. Important assumptions relating to the forward-looking statements include, among others, assumptions regarding demand for the products, the introduction of new product offerings, store opening costs, the ability to lease new sites on a timely basis, expected pricing levels, the timing and cost of planned capital expenditures, competitive conditions and general economic conditions. These assumptions could prove inaccurate. Forward-looking statements also involve risks and uncertainties, which could cause actual results that differ materially from those contained in any forward-looking statement. Many of these factors are beyond the company’s ability to control or predict.

The company believes its forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made, and the company undertakes no obligation to update publicly any of them in light of new information or future events.

Investor Relations inquiries:

ICR, Inc.

Joseph Teklits/Jean Fontana

203-682-8200

www.icrinc.com

Golfsmith International Holdings, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Fiscal Quarter Ended
	April 3,	April 4,
	2010	2009
Net revenues	$67,648,539	$68,792,904
Cost of products sold	44,884,055	46,022,438
Gross profit	22,764,484	22,770,466

Selling, general and administrative	27,852,926	28,016,118
Store pre-opening / closing expenses	249,738	150,037
Total operating expenses	28,102,664	28,166,155

Operating loss	(5,338,180)	(5,395,689)

Interest expense	(169,285)	(477,679)
Interest income	1,354	539
Other income (expense), net	26,840	56,750

Loss before income taxes	(5,479,271)	(5,816,079)

Income tax benefit	650,289	689,766
Net loss	$(4,828,982)	$(5,126,313)

Net loss per common share - basic	$(0.30)	$(0.32)
Net loss per common share - diluted	$(0.30)	$(0.32)

Basic weighted average common shares outstanding	16,092,183	16,032,183
Diluted weighted average common shares outstanding	16,092,183	16,032,183

Golfsmith International Holdings, Inc.

Condensed Consolidated Balance Sheets

	April 3,	April 4,
	2010	2009
	(unaudited)
ASSETS
Current assets:
Cash	$786,235	$3,663,863
Receivables, net of allowances	2,150,001	1,902,894
Inventories	87,819,513	94,147,150
Prepaid expenses and other current assets	8,235,949	8,583,485
Total current assets	98,991,698	108,297,392

Property and equipment, net	57,653,966	57,248,417
Intangible assets, net	25,844,507	26,074,475
Other long-term assets	1,016,751	1,099,550

Total assets	$183,506,922	$192,719,834

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$48,488,002	$55,104,933
Accrued expenses and other current liabilities	16,127,316	14,634,870
Total current liabilities	64,615,318	69,739,803

Deferred rent liabilities	13,356,156	12,688,171
Long-term debt	42,819,000	45,189,000
Total liabilities	120,790,474	127,616,974

Total stockholders’ equity	62,716,448	65,102,860

Total liabilities and stockholders’ equity	$183,506,922	$192,719,834